Exhibit 10.2

Amir Pelleg, Ph.D. President and COO

August 17, 2006

Daniel Flammang, M.D.

49, Rue Henon

69004 Lyon

France

Via E-mail

RE: Compensation for the participation in the preparation of an NDA for ATPace™

Dear Daniel,

The purpose of this letter is to formalize the arrangement that we have agreed upon during our recent discussions.

You and Duska have agreed on the following:

1.	You will furnish Cato Research (Cato), the CRO for Duska Therapeutics, Inc. (Duska), data obtained from all patients enrolled in the recent clinical trial entitled “ATP Multi-center Study” that you have directed, as well as data of some patients who received ATP for the diagnosis and/or termination of their cardiac arrhythmias.

2.	You will make yourself available to assist Cato with the compilation and processing of the aforementioned data.

3.	Duska will compensate you for your efforts as follows: (i) Eighty thousand (80,000) options to purchase Duska’s shares at the market price of the shares at the end of the day of issuance of the options; these options would be vested upon issuance, and (ii) Cash amount based on the following formula: $50.00 (US) x number of patients, data of whom has been used. These data will be used by Cato to prepare a new drug application (NDA) for ATPace™ to be submitted to the FDA. The options will be issued following the receipt of this letter co-signed by you and will be forwarded to you with the cash payment upon Cato’s notification that the compilation of your patients’ data has been completed.

By signing this letter you accept the terms listed above.

Warmest regards

/s/ Amir Pelleg, Ph.D	/s/ Daniel Flammang, M.D.
Amir Pelleg, Ph.D.	Daniel Flammang, M.D.
Date: August 29, 2006

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610.660.6690, FAX 610.660.0966, www.duskatherapeutics.com